                                           *** Text Omitted and Filed Separately
                                               Confidential Treatment Requested
                                               Under 17 C.F.R. Sections 200.80,
                                               200.83 and 230.406.

                                                                   EXHIBIT 10.46


                                LICENSE AGREEMENT

        This Agreement, effective as of October 28, 1997 (the "Effective Date"), is between the University of Massachusetts ("University"), a public institution of higher education of the commonwealth of Massachusetts, and Signal Pharmaceuticals, Inc. ("Company"), a Delaware corporation.

                                    RECITALS

        WHEREAS, University is the joint owner, together with the Regents of the University of California ("UC"), of the inventions claimed in U.S. Patent Application Serial No. [***] and has filed with the U.S. Patent & Trademark Office the cases included under the U.S. Patent Applications listed on EXHIBIT A;

        WHEREAS, Company desires the University grant to Company a worldwide license in the field of drug discovery under the rights of University in Patent Rights and Related Technology (as defined below); and

        WHEREAS, University is willing to grant Company such license on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, University and Company hereby agree as follows:

1.      DEFINITIONS.

        1.1 "AFFILIATE" shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by Company. For the purposes of this definition, the term "control" means any or both of the following: (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

        1.2 "CONFIDENTIAL INFORMATION" shall mean any confidential or proprietary information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with this Agreement, provided that such information is specifically designated as confidential. Such Confidential Information shall include, without limitation, any

                      ***Confidential Treatment Requested
diligence reports furnished to University under Section 3.1. and royalty reports furnished to University under Section 5.1.

        1.3 "FDA" shall mean the United States Food and Drug Administration.

        1.4 "FIELD" shall mean the field of drug discovery and shall not include reagents other than for drug discovery and shall not include the field of diagnostics.

        1.5 "IND" (or "Investigational New Drug Application") shall mean an application to the FDA to commence human clinical testing of a drug, as defined by the FDA.

        1.6 "JOINT PATENT RIGHTS" shall mean U.S. Patent Application Serial No. [***], and, to the extent of claims therein directed to subject matter specifically described in U.S. Patent Application Serial No. [***], any divisional, continuation, or continuation-in-part of such patent application, as well as any patent issued thereon and any reissue, reexamination or extension of such patent, and any foreign counterparts to such patent and patent application.

        1.7 "LICENSED PRODUCT" shall mean any material either that is covered by the Patent Rights or the Related Technology, that is identified or produced by a Licensed Method, or that the manufacture, use or sale of which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of any pending or issued claim within the Patent Rights.

        1.8 "LICENSED METHOD" shall mean any method that is covered by the Patent Rights or Related Technology, the use of which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of any pending or issued claim within the Patent Rights or a misuse of Related Technology.

        1.9 "NDA" (or "New Drug Application") shall mean an application to the FDA to commence commercial sale of a drug, as defined by the FDA.

        1.10 "NET SALES" shall mean the total of the gross invoice prices of Licensed Products and of Royalty-Bearing Products sold by Company, an Affiliate, or a Sublicensee, less the sum of the following actual deductions where applicable: cash, trade, or quantity discounts; sales, use, tariff, import/export duties, or other excise taxes; transportation charges and allowances or credits because of rejections, breakage, or returns.

                      ***Confidential Treatment Requested

        In any transfers of Licensed Products or Royalty-Bearing Products between Company and an Affiliate or Sublicensee, Net Sales shall be calculated based on the final sale of the Licensed Product or Royalty-Bearing Product to an independent third party only, and the transfers between Company and an Affiliate or Sublicensee shall be excluded from the calculation of Net Sales.

        In the event that the Company or any Affiliate receives non-monetary consideration for any Licensed Products or Royalty-Bearing Products, Net Sales shall be calculated based on the fair market value of such consideration as determined by the parties. In the event that company or its Affiliates use or dispose of a Licensed Product or Royalty-Bearing Product in the provision of a commercial service, the Licensed Product or Royalty-Bearing Product shall be considered sold and the Net Sales shall be calculated based on the sales price of the Licensed Product or Royalty-Bearing Product under a hypothetical sale to an independent third party, during the same Royalty Period or, in the absence of such sales, on the fair market value of the Licensed Product or Royalty-Bearing Product as determined by the parties.

        1.11 "PATENT RIGHTS" shall mean the Joint Patent Rights and the UMMC Cases.

        1.12 "RELATED TECHNOLOGY" shall mean any know-how, technical information, research and development information, test results, and data necessary for the effective exercise of the Patent Rights which has been developed in the laboratory of [***] as of the first filing date of U.S.
Patent Application No. [***] and which is owned by University, provided that data necessary for the effective exercise of the Patent Rights and developed in the laboratory of [***] as of the effective date will be made available to Company upon reasonable request by Company.

        1.13 "ROYALTY-BEARING PRODUCTS" shall mean any material either that is covered by the Patent Rights, Related Technology, Licensed Method, UC Patent Rights or UC Technology Rights, or that the manufacture, use or sale of which would constitute, but for the licenses granted to the Company pursuant to this Agreement and the UC Agreement, an infringement of any issued claim within the Patent Rights or the UC Patent Rights.

        1.14 "ROYALTY PERIOD" shall mean each of (a) the partial calendar quarter commencing on the date on which the first Royalty-Bearing Product is sold or used and (b) every complete or partial calendar quarter thereafter until the later of (i) the end of the Term, or (ii) the Company is

                      ***Confidential Treatment Requested
no longer obligated to make royalty payments to UC with respect to UC Patent Rights under that certain Exclusive License Agreement between UC and Company dated October 26, 1993 (UC Control Number 93-04-0786) (the "UC Agreement", a redacted copy of which is EXHIBIT B to this Agreement) or under any equivalent or replacement agreement between UC and Company. In addition, the term "Royalty Period" shall also include any calendar quarter subsequent to the last "Royalty Period" as defined in the preceding sentence during which Company has the right to complete and sell work-in-progress and inventory of Royalty-Bearing Products pursuant to Section 8.4.

        1.15 "SUBLICENSEE" shall mean any permitted sublicensee of the rights granted Company under this Agreement, as further described in Section 2.2.

        1.16 "TERM" shall mean the term of this Agreement as further defined in
Section 8.1 below.

        1.17 "UMMC CASES" shall mean the U.S. Patent Applications listed on EXHIBIT A and, to the extent of claims therein directed to subject matter specifically described in the patent applications listed on EXHIBIT A, any divisional, continuation, or continuation-in-part of such patent applications, as well as any patent issued thereon and any reissue, reexamination or extension of such patent, and any foreign counterparts to such patents and patent applications.

        1.18 "UC PATENT RIGHTS" shall mean U.S. Patent No. [***]; U.S. Patent No. [***]; and U.S. Patent No. [***] and any divisional, continuation, or continuation-in-part of such patent or patent applications, as well as any patents issued thereon and any reissue or reexams or extension of such patents, and any foreign counterparts to such patents and patent applications.

        1.19 "UC TECHNOLOGY RIGHTS" shall mean any know-how, technical information, research and development information, test results, and data relating to UC Case No. 93-173 (as identified in the UC Agreement) and necessary for the effective exercise of the UC Patent Rights which have been licensed to Company pursuant to the UC Agreement.

2.      GRANT OF RIGHTS.

        2.1    LICENSE GRANT.

               (a) PATENT RIGHTS. Subject to the terms of this Agreement, University hereby grants to Company and its Affiliates an exclusive, worldwide, royalty-bearing license (with the

                      ***Confidential Treatment Requested
right to sublicense) under the Patent Rights to develop, make, have made, use, offer for sale, sell, and import Licensed Products in the Field.

               (b) RELATED TECHNOLOGY AND LICENSED METHOD. Subject to the terms of this Agreement, University hereby grants to Company and its Affiliates a non-exclusive, worldwide, royalty-bearing license (with the right to sublicense) under the Related Technology and the Licensed Method to develop, make, have made, use, offer for sale, sell, and import Licensed Products in the Field.

        2.2 SUBLICENSES. Company shall have the right to grant sublicenses of its rights under Section 2.1. All sublicense agreements executed by Company pursuant to this Article 2 shall be consistent with the terms of this Agreement and shall provide for the automatic assignment of such agreement to University if this Agreement is terminated. Company shall promptly furnish University with a fully executed copy of any such sublicense agreement.

        2.3    RETAINED RIGHTS.

               (a) UNIVERSITY. University retains the right to make and use Licensed Products covered by Patent Rights for academic research and academic patient care, without payment of compensation to Company. University may license its retained rights under this Section to research collaborators of University faculty members, to post-doctoral fellows, and to students solely for academic research and academic patient care. Notwithstanding the above retention of rights, the University does not retain any right to make, use, or sublicense any third party the right to use the license or sublicense of its retained rights under this Section for commercial applications in the Field.

               (b) FEDERAL GOVERNMENT. To the extent that any invention claimed in the Patent Rights has been partially funded by the federal government, this Agreement and the grant of any rights in such Patent Rights are subject to and governed by federal law as set forth in 35 U.S.C. SectionSection201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. Company acknowledges that these statutes and regulations reserve to the federal government a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any non-transferable license to practice any government-funded invention claimed in any Patent Rights. If any term of this Agreement fails to conform with such laws and regulations, the relevant term shall be deemed an invalid provision and modified in accordance with section 10.10.

        At least some of the inventions claimed in the Patent Rights and the Related Technology were conceived or reduced to practice by [***], an employee of the [***] and a faculty member of University, and were assigned to University by [***] in accordance with the Collaboration Agreement, between [***] and University dated November 16, 1990, as amended (the "Collaboration Agreement"). Pursuant to the Collaboration Agreement, University is required to grant [***] a paid-up, non-exclusive, irrevocable license to use such Patent Rights and such Related Technology which correspond to such inventions for [***] non-commercial purposes (the "[***] License"), but notwithstanding any provision of this Agreement to the contrary, Company acknowledges that [***] shall have the [***] License.

        2.4 EFFECT OF EXPIRATION OF ROYALTY PERIOD. Unless this Agreement is earlier terminated in accordance with Section 8 below, upon the expiration of the last Royalty Period, Company will have a fully paid, non-exclusive, irrevocable, worldwide, perpetual license (with the right to sublicense) under any Patent Rights that are then expired or are no longer enforceable, Related Technology, and Licensed Method to develop, make, have made, use, offer for sale, sell, and import Licensed Products, provided Company is then in substantial compliance with all provisions of this Agreement.

3.      COMPANY OBLIGATIONS RELATING TO COMMERCIALIZATIONS.

        3.1    DILIGENCE REQUIREMENTS.

               (a) Company, upon execution of this Agreement, shall diligently proceed with the development, manufacture, and sale of Licensed Products and/or Royalty-Bearing Products and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement. Company shall have the responsibility to obtain all necessary governmental approvals for the manufacture, use, and sale of Licensed Products and Royalty-Bearing Products. If Company is unable to perform any of the following:

                      (i)  [***];

                      (ii) [***];

                      ***Confidential Treatment Requested

                      (iii) [***];

                      (iv)  [***]

                      (v) reasonably fill the market demand for Licensed Products or Royalty-Bearing Products following commencement of marketing at any time during the exclusive period of this Agreement;

then, subject to subsection (b) of this Section 3.1, University shall have the right and option either to terminate this agreement or to reduce Company's exclusive license to a non-exclusive license. This right, if exercised, supersedes the rights granted in Section 2.1;. So long as at least one of the Company or its Affiliates or Sublicensees continues to meet the diligence requirements set forth above, the University shall not have any termination rights under this Section 3.1.

               (b) Subject to subsection (a) of this Section 3.1, if Company is unable to meet any of the dates set forth in subsection (a), the parties shall in good faith re-establish a date or dates that are reasonable under the then current circumstances. Provided Company is then in full compliance with all other material provisions of this Agreement, University shall not exercise its rights to terminate this Agreement or convert it to a non-exclusive agreement unless a reestablished date is not met. If a reestablished date is more than six
(6) months from the original date, Company shall begin making an annual license maintenance fee for the delayed product of [***] per year, which fee shall begin to be payable in [***], on the anniversary date of the Effective Date, and shall continue until sales of the delayed product begin. The annual maintenance fee provided for in this Section 3.1 shall not exceed [***] per year. The re-established date shall not affect the date when any milestone payment would be due under Section 4.3.

        3.2    INDEMNIFICATION.

               (a) INDEMNITY. Company shall indemnify, defend and hold harmless University and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense

                      ***Confidential Treatment Requested

(including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any third-party claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any Licensed Product or Royalty-Bearing Product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement; provided, however, that such right or license granted under this Agreement; provided, however, that such indemnification shall not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the negligent activities or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnities without the prior written approval of Company. Company also shall indemnify, defend, and hold harmless [***] and its trustees, officers, employees, and agents, and their respective successors, heirs and assigns (the "[***] Indemnitees"), from and against any claims, liability, cost, expense, damage deficiency, loss, or obligation (including, without limitation, reasonable attorney's fees and costs), based upon, arising out of, or otherwise relating to any actions taken or omissions made in connection with or pursuant to this License Agreement. The [***] Indemnitees agree to provide Company with prompt written notice of any claim, suit action, demand or judgment for which indemnification is sought under this Agreement. Company agrees that any Sublicensee shall agree to provide [***] with the same indemnity provided by Company herein.

        (b) PROCEDURES. The indemnities agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to University to defend against any such claim. The Indemnitees shall cooperate fully with Company in such defense and will permit Company to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Company, if representation of such Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Company agrees to keep University informed of the progress in the defense and disposition of such claim and to consult with University with regard to any proposed settlement. The failure to deliver a written notice to Company within a reasonable time after the commencement of such claim, suit, or action, if prejudicial to Company's ability to defend such action, shall correspondingly appropriately reduce Company's liability to the Indemnitees under Section 3.2, but the omission to deliver shall

                      ***Confidential Treatment Requested
not relieve Company of any liability that it may have to indemnitees other than under this Section 3.2.

        (c) INSURANCE. Effective as of such time as a Licensed Product or Royalty-Bearing Product enters human clinical trials, Company shall maintain insurance or self-insurance that is reasonable adequate to fulfill any potential obligation to the Indemnitees, but in any event not less than one million dollars ($1,000,000) for injuries to any one person arising out of a single occurrence and five million dollars ($5,000.000) for injuries to all persons arising out of a single occurrence. Company shall provide University, upon request, with rewritten evidence of such insurance or self-insurance. Company shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Company or Affiliate or Sublicensee continues to make, use, or sell a product that was a Licensed Product or Royalty-Bearing Product under this Agreement and thereafter for a period of five (5) years. Until such time as a Licensed Product or Royalty-Bearing Product enters human clinical trials, Company shall maintain insurance or self-insurance in such amount as Company customarily maintains covering similar activities, and shall maintain such insurance so long as Company customarily carries such insurance coverage or until a Licensed Product or Royalty-Bearing Product enters human clinical trials.

        3.3 USE OF UNIVERSITY NAME. In accordance with Section 7.3., Company and its Affiliates and Sublicensees shall not use the name "University of Massachusetts" or any variation of that name in connection with the marketing or sale of any Licensed Products.

        3.4 MARKING OF LICENSED PRODUCTS. To the extent commercially feasible and consistent with prevailing business practices, Company shall mark, and shall cause its Affiliates and Sublicensees to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product.

        3.5 COMPLIANCE WITH LAW. Company shall comply with, and shall require its Affiliates and Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products. Company expressly agrees to comply with the following:

        (i) Company or its Affiliates or Sublicensees shall obtain all necessary approvals from the United States Food & Drug Administration and any similar governmental authorities of any foreign jurisdiction in which Company or an Affiliate or Sublicensee intends to make, use, or sell Licensed Products.

        (ii) Company and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce,. Among other things, these laws and regulations prohibit, or require a license for, the export of certain types of commodities and technical data to specified countries. Company hereby gives written assurance that it will comply with, and will require its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, and that it will indemnify, defend, and hold University harmless (in accordance with Section 3.2) for the consequences of any such violation.

        (iii) To the extent that any invention claimed in the Patent Rights has been partially funded by the United States government, and only to the extent required by applicable laws and regulations, Company agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories. Current law provides that if domestic manufacture is not commercially feasible under the circumstances, University may seek a waiver of this requirement from the relevant federal agency on behalf of Company.

4.      CONSIDERATION FOR GRANT OF RIGHTS.

        4.1 LICENSE FEE. In partial consideration of the rights granted Company under this Agreement, Company shall pay to University, within thirty (30) days after the Effective Date, a license fee of [***]. In addition, Company shall reimburse University for patent prosecution expenses in the aggregate amount of [***] incurred by University as of the Effective Date with respect to Patent Rights; provided, however, that Company's obligation to reimburse such patent prosecution expenses shall be conditioned upon University's delivery to Company of a reasonably detailed, written itemization of such expenses. Copies of University patent prosecution invoices which provide reasonable detail shall be sufficient written itemization of such expenses. These license fee payments and reimbursements are non refundable and are not creditable against any other payments due to University under this Agreement.

        4.2 EQUITY. In partial consideration of the license granted Company under this Agreement, Company shall issue to University, within thirty (30) days after the Effective Date, a

                      ***Confidential Treatment Requested
total of [***] shares of Common Stock of Company (subject to adjustment upon changes in stock through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), under the terms of the Common Stock Purchase Agreement dated as of the Effective Date between Company and University (the "Common Stock Purchase Agreement").

        4.3 MILESTONE PAYMENTS. Company shall pay University the following milestone payments and make the following issuances of Company Common Stock (subject to adjustment upon changes in stock through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise ) to University within thirty
(30) days after the occurrence of each event described below:

                           MILESTONE                       PAYMENT      STOCK ISSUANCE
       [***]


In addition, in the event that Company makes any milestone payment(s) to UC with respect to subsequent compounds utilizing Patent Rights, Related Technology, Licensed Method, UC patent Rights, or UC Technology Rights, Company shall pay to University an amount equal to [***] of such milestone payment(s).

                      ***Confidential Treatment Requested

These milestone payments and stock issuances are nonrefundable and are not creditable against any other payments due to University under this Agreement. Company shall pay University such amounts and shall issue such stock regardless of who achieves the milestone, whether the Company or an Affiliate or Sublicensee.

        4.4    ROYALTIES

               (a) BASE ROYALTY. In partial consideration of the rights granted Company under this Agreement, Company shall pay to University an earned royalty of [***] of Not Sales of Licensed Products and Royalty-Bearing Products by Company, an Affiliate or a Sublicensee (the "[***] Royalty"), provided that the earned royalty shall be [***] of Net Sales of a Licensed Product or Royalty-Bearing Product if Net Sales of the Licensed Product or Royalty-Bearing Product are less than [***] per year in any given calendar year of sales (the "[***]"). Company shall pay the [***] Royalty to University for any Royalty Period as to which it cannot be ascertained at the time royalty payments are due whether Net Sales for the calendar year of such Royalty Period will be less than [***]; provided, however, that Company shall be entitled to credit from University in accordance with section 5.4 in the event that the Year-End Report (as defined in Section 5.1) indicates that Company has made excessive royalty payments to University for a calendar year. Any earned royalty due under this
Section 4.4 shall be reduced by fifty percent (50%) in the event that a Licensed Product or Royalty-Bearing Product is not covered by Patent Rights or UC Patent Rights but is covered by or developed from related Technology or UC Technology Rights.

               (b) NO MULTIPLE ROYALTIES. No multiple royalties shall be payable because a particular Licensed Product or its manufacture, use, or sale are or shall be covered by more than one patent application or patent included within the Patent Rights.

        4.5 MINIMUM ROYALTY. In each calendar year after the Effective Date, Company shall pay and University shall receive the following minimum royalty payments:

     [***]

                      ***Confidential Treatment Requested

If the actual royalty payments to University in any calendar year are less than the minimum royalty payment required for that year, Company shall have the right to pay University the difference between the actual royalty payment and the minimum royalty payment in full satisfaction of its obligations under this Section, provided such minimum payment is made to University within sixty (60) days after the conclusion of the calendar year. Waiver of any minimum royalty payment by University shall not be construed as a waiver of any subsequent minimum royalty payment.

        4.6 SUBLICENSE INCOME. In the event the Company pays to UC any portion of any payments the Company receives in consideration for the sublicense of the Patent Rights, Related Technology, Licensed Method, UC Patent Rights or UC Technology Rights, Company shall pay to University an amount equal to [***] of such payment(s).

5.      ROYALTY REPORTS; PAYMENTS; RECORDS.

        5.1 REPORTS AND PAYMENTS. Within sixty (60) days after the conclusion of each Royalty Period, Company shall deliver to University a report (each a "Report") containing the following information:

                      (i) the number of Licensed Products and Royalty-Bearing Products sold to independent third parties in each country, and the number of Licensed Products and Royalty-Bearing Products used by Company and its Affiliates and Sublicensees to provide commercial services in each country;

                      (ii) the gross sales price for each Licensed Product and Royalty-Bearing Product by Company and its Affiliates during the applicable Royalty Period in each country;

                      (iii) calculation of Net Sales for the applicable Royalty Period in each country, including a listing of applicable deductions;

                      (iv) total royalty payable on Net Sales in U.S. dollars together with the exchange rates used for conversion; and

                      ***Confidential Treatment Requested

                      (v) withholding taxes, if any, required by law to be deducted as a payment by University in respect of such Net Sales.

In addition, the Report for the Royalty Period ending on December 31 of a given calendar year (the "Year-End Report") shall state whether Company is entitled to credit pursuant to Section 4.4(a) as a result of having paid the [***] Royalty during a calendar year in which Net Sales exceeded [***] and, if Company is entitled to such credit, shall also set forth the amount of the credit to which Company is entitled, as calculated in accordance with Section 5.4. If no royalties are due to University for any Royalty Period, the Report for such Royalty Period shall so state. Concurrent with the delivery of each Report, Company shall remit to University any payment due for the applicable Royalty Period. All such reports shall be considered Company Confidential Information.

        5.2 PAYMENTS IN U.S. DOLLARS. All payments due under this Agreement shall be payable in U.S. dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable Royalty Period. Such payments shall be without deduction of exchange, collection, or other charges.

        5.3 PAYMENT IN OTHER CURRENCIES. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Company shall give University prompt written notice of such restriction, which notice shall satisfy the sixty-day payment deadline described in Section 5.1. Company shall pay any amounts due University through whatever awful methods University reasonably designates; provided, however, that if University fails to designate such payment method within thirty (30) days after University is notified of the restriction, Company may deposit such payment in local currency to the credit of University in a recognized banking institution selected by Company and identified by written notice to University and such deposit shall fulfill all obligations of Company to University with respect to such payments.

5.4 CREDIT FOR OVERPAYMENTS. Within thirty (30) days of University's receipt of a Year-End Report disclosing overpayment of royalties by Company, University shall credit to Company an amount equal to the lesser of (a) the difference between the [***] royalty paid to University and the [***] Royalty to which University was actually entitled and (b) the difference

                      ***Confidential Treatment Requested
between the [***] Royalty and the applicable minimum royalty for such calendar year, as specified in Section 4.5.

        5.5 RECORDS. Company shall maintain and shall require its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products and Royalty-Bearing Products that are made, used, or sold under this Agreement and any amounts payable to University in relation to such Licensed Products and Royalty Bearing Products, which records shall contain sufficient information to permit University to confirm the accuracy of any Reports due to University under
Section 5.1. The relevant party shall retain such records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period during which time University shall have the right, at its expense, to cause its internal accountants or an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments due under this Agreement. Such accountant shall not disclose to University any information other than information relating to accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section reveals an underpayment in excess of ten percent (10%) in any Royalty Period, Company shall bear the full cost of such audit; however, Company shall have the right to review and verify the audit results for thirty (30) days after the accountant delivers the results of the audit, prior to being required to pay the cost of the audit. University may exercise its rights under this Section only once every year and only with reasonable prior notice to Company.

        5.6 LATE PAYMENTS. Any payment by Company that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

        5.7 METHOD OF PAYMENT. All payments under this Agreement should be made in the name of the "University of Massachusetts" and sent to the address identified below. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

                      ***Confidential Treatment Requested

        5.8 WITHHOLDING AND SIMILAR TAXES. Royalty payments and other payments due to University under this Agreement shall not be reduced by reason of any withholding or similar taxes applicable to such payments to University.

6.      PATENTS AND INFRINGEMENT.

        6.1 RESPONSIBILITY FOR JOINT PATENT RIGHTS. Company shall have primary responsibility, at Company's expense, for the preparation, filing, prosecution, and maintenance of all Joint Patent Rights (except as otherwise agreed in writing by University and by UC), using patent counsel selected by Company. Company shall consult with University as to the preparation, filing, prosecution, and maintenance of all such Joint Patent Rights reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office (a "Patent Office") and shall furnish University with copies of all relevant documents reasonably in advance of such consultation. Responsibility for any patent rights covered by the UMMC Cases shall be determined in accordance with Section 6.2 below.

        6.2 CONTROL OF UMMC CASES. From and after the Effective date, University shall have responsibility for and control over the prosecution and maintenance of the UMMC Cases and Company shall bear responsibility for the expenses of such prosecution and maintenance. For so long as University controls prosecution and maintenance of the UMMC Cases, University shall (a) not make any filings of any nature or type with a Patent Office in connection with the UMMC Cases (including, without limitation any initial filing, any amendments to such filing, any continuations-in-part or any response to any Patent Office action or communication) without the prior approval of Company, (b) keep Company fully informed of the status of the UMMC Cases, (c) furnish Company with copies of all relevant documents in connection with University's preparation, filing, prosecution, maintenance or abandonment of the UMMC Cases reasonably prior to any deadline or action with any Patent Office, and (d) consult with Company regarding such documents and endeavor in good faith to consider and incorporate any comments on such documents that Company may have (University to have final authority with respect to such prosecution and maintenance in the event of disagreement between it and Company).

Notwithstanding the foregoing, University acknowledges and agrees that it will not prosecute any subject matter with respect to UMMC Cases which would interfere, as defined by 35 U.S.C. Section135, with subject matter in issued claims of the UC Patent Rights or the Joint Patent Rights, or take any other action to prompt a declaration of interference of the UMMC Cases with any such patent rights and, in the event that such an interference is declared, will immediately take steps reasonably necessary to dissolve such interference including, if necessary, abandoning the claims.

The University shall not abandon any of the UMMC Cases, fail to respond to any outstanding action from a Patent Office or fail to pay any applicable issue fee or maintenance fee without first offering to transfer to Company responsibility for control over prosecution and maintenance of the applicable rights under the UMMC Cases with a reasonable amount of time to allow Company to prevent the abandonment of the UMMC Cases, or respond to such Patent Office action or pay such issue fee or maintenance fee.

Company shall reimburse University for the expenses of such preparation, filing, prosecution and maintenance with respect to UMMC Cases; provided, however, that Company's obligation to reimburse such expenses shall be conditioned upon University's delivery to Company of a reasonable written itemization of such expenses. The amount of such expenses incurred to date which Company shall be obligated to reimburse University is [***] (as of July 25, 1997). Copies of University's invoices with respect to such expenses shall be deemed to be sufficient written itemization of such expenses.

        6.3    INFRINGEMENT.
               (a) NOTIFICATION OF INFRINGEMENT. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the Patent Rights.

               (b) COMPANY RIGHT TO PROSECUTE. So long as the license granted Company under Section 2.1(a) remains exclusive (subject to the retained rights under Section 2.3 and any applicable rights of UC with respect to Joint Patent Rights), Company shall have the right, under its own control and its own expense, to prosecute any third party infringement of the Patent Rights in the Field or, together with other licensees of the Patent Rights in other fields, to defend the Patent Rights in any declaratory judgment action brought by a third party which alleges invalidity, unenforceability, or non-infringement of the Patent Rights. Prior to commencing any action as aforesaid, Company shall consult with University and shall consider the views of University regarding the advisability of the proposed action and its effect on the public interest. Company shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Subsection without the prior written consent of the University, which consent shall not be unreasonably withheld or delayed. Any recovery obtained in an action under this Subsection which relates solely to the Patent Rights shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action

                      ***Confidential Treatment Requested

(including the amount of any royalty payments withheld from University as described below); (ii) as to ordinary damages, Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales (whichever measure of damages the court shall have applied), and shall remit to University a reasonable approximation of the royalties that Company would have paid to University if Company had sold the infringing products and services rather than the infringer, and (iii) as to special or punitive damages, the parties shall share any award in proportion to the share of expense paid by each party. Company may offset a total of [***] of any expenses incurred under this Subsection against any royalty payments due to University under this Agreement, provided that in no event shall the royalty payments under Section 4.4., when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than [***] in any Royalty Period.

               (c) UNIVERSITY AS INDISPENSABLE PARTY. University shall permit any action under this Section to be brought in its name if required by law, provided that Company shall hold University harmless from, and if necessary indemnify University against, any costs, expenses, or liability that University may incur in connection with such action.

               (d) UNIVERSITY RIGHT TO PROSECUTE. In the event that Company fails to initiate an infringement action with respect to Patent Rights within a reasonable time after it first becomes aware of the basis for such action, or to answer a declaratory judgment or other action within a reasonable time after such action is filed, University shall have the right to prosecute such infringement or answer such declaratory judgment action, under its sole control and its sole expense, and any recovery obtained shall be given to University.

               (e) COOPERATION. Each party agrees to cooperate fully in any action under this Section 6.3 which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for reasonable costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.      CONFIDENTIAL INFORMATION; PUBLICATIONS; PUBLICITY.

        7.1    CONFIDENTIAL INFORMATION

               (a) DESIGNATION. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as "Confidential" or "Proprietary"). Confidential Information that is disclosed orally or visually shall be documented in a written

                      ***Confidential Treatment Requested
notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

               (b) OBLIGATIONS. For a period of five (5) years after disclosure of any portion of Confidential Information, the Receiving Party shall (i) maintain such Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information solely for the performance and administration of this Agreement; and (ii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all such reproductions being considered Confidential Information.

               (c) EXCEPTIONS. The obligations of the Receiving Party under Subsection 7.1(b) above shall not apply to the extent that the receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such obligation for disclosure.

               (d) OWNERSHIP AND RETURNS. The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, and at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

        7.2 PUBLICATIONS. University and its employees will be free to disclose publicly (through journals, lectures, or otherwise) the results of any research in the Field or relating to the subject matter of the Patent Rights, except as otherwise provided by written agreement between University and Company (e.g., a sponsored research agreement).

        7.3 PUBLICITY RESTRICTIONS. Company shall not use the name of University or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of such names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of University. The foregoing notwithstanding, Company shall have the right to disclose such information without the consent of University in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company shall have given University at least ten (10) days prior written notice of the proposed text and of the requirement for the proposed disclosure for the purpose of giving University the opportunity to comment on such text. Company and its Affiliates and Sublicensees shall not use the name, likeness, or logos of the [***] in any press release, general publication, advertising, marketing, promotional or sales literature without prior written consent from an authorized official of the [***].

8.      TERM AND TERMINATION.

        8.1 TERM. This Agreement shall commence on the Effective Date and shall remain in effect until (i) the expiration of all issued patents within the Patent Rights or (ii) for a period of ten (10) years after the Effective Date if no such patents have issued within that ten-year period, unless earlier terminated in accordance with the provisions of this Agreement (the "Term").

        8.2 TERMINATION FOR DEFAULT. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach. If the alleged breach involves nonpayment of any amounts due University under this Agreement, Company shall be entitled to the sixty-day cure period only with respect to the first such breach, with the cure period for each subsequent breach shortened as follows: thirty (30) days for the second breach; fifteen (15) days for the third

                      ***Confidential Treatment Requested
breach; and termination immediately upon written notice to Company, without any cure period for any subsequent breach.

        8.3 FORCE MAJEURE. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

        8.4 EFFECT OF TERMINATION. The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 5 (except that Section
5.1 shall only survive as to the obligation to provide final report and payment), 7 and 9; Sections 3.2, 3.5, 8.4, 10.8 and 10.9. In addition, Sections 4.3, 4.4 and 4.5 shall survive the expiration (but not the termination) of this Agreement until the end of the last Royalty Period. Upon the early termination of this Agreement, Company and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of licensed products that exist as of the effective date of termination, provided that (i) Company is current in payment of all amounts due University under this Agreement, (ii) Company pays University the applicable royalty on such sales of Licensed Products and Royalty-Bearing Products in accordance with the terms and conditions of this Agreement, and (iii) Company and its Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Licensed Products within six (6) months after the effective date of termination.

9.      DISPUTE RESOLUTION.

        9.1 PROCEDURES MANDATORY. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for the specific performance in any court of compentent jurisdiction.

        9.2    DISPUTE RESOLUTION PROCEDURES.

               (a) NEGOTIATION. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith or resolve the matter within ten (10) days after the date of such notice (the "Notice Date"). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

               (b) MEDIATION. If the matter remains unresolved within sixty (60) days after the notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall be obligated to engage in a mediation proceeding under then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred and twenty (120) days after the Notice Date.

               (c) TRIAL WITHOUT JURY. If the parties fail or resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Section.

        9.3    PRESERVATION OF RIGHTS PENDING RESOLUTION.

               (a) PERFORMANCE TO CONTINUE. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

               (b) PROVISIONAL REMEDIES. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

               (c) STATUTE OF LIMITATIONS. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Subsections (9.2.(a) and 9.2(b) are pending. The parties shall take any actions necessary to effectuate this result.

10.     MISCELLANEOUS.

        10.1 REPRESENTATIONS AND WARRANTIES. University represents and warrants that its employees have assigned to University their entire right, title, and interest in the Patent Rights and that it has authority to grant the rights and licenses set forth in this Agreement. UNIVERSITY MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS AND RELATED TECHNOLOGY, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, University makes no warranty or representation
(i) regarding the validity or scope of the Patent Rights (ii) that the exploitation of Patent Rights or any Licensed Product will not infringe any patents or other intellectual property rights of a third party, and (iii) that any third party is not currently infringing or will not infringe the Patent Rights.

        10.2 TAX-EXEMPT STATUS. Company acknowledges that University, as a public institution of the Commonwealth of Massachsuetts, holds the status of an exempt organization under the United States Internal Revenue Code. Company also acknowledges that ascertain facilities in which the licensed inventions were developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to University reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of University or the bonds used to finance University facilities, the relevant term shall be deemed in invalid provisions and modified in accordance with Section 10.10.

        10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

        10.4 HEADINGS. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

        10.5 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

        10.6 ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party, except that Company may assign this Agreement to an affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

        10.7 AMENDMENT AND WAIVER. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

        10.8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles.

        10.9 NOTICE. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receive requested, to the following addresses or facsimile numbers of the parties.

        If to University:

        Office of Commercial Ventures and Intellectual Property
        University of Massachsuetts
        55 Lake Avenue North
        Worcester, MA 01605
        Attention:    Joseph F. X. McGuirl
                      Executive Director

        Tel:   (508) 856-1626
        Fax:   (508) 856-5004

        If to Company:

        Signal Pharmaceuticals, Inc.
        5555 Oberlin Drive
        San Diego, CA 92121
        Attention:    Alan J. Lewis, Ph.D.
                      President and Chief Executive Officer

        Tel:   (619) 558-7500
        Fax:   (619) 558-7513


All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

        10.10 SEVERABILITY. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 9. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

        10.11 ENTIRE AGREEMENT. Except for the Common Stock Purchase Agreement, this Agreement constitutes the entire agreement between the parties with respect to its subject and supersedes all prior agreement or understandings between the parties relating to its subject matter.

        IN WITNESS WHEREOF, The parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

UNIVERSITY OF MASSACHUSETTS                 SIGNAL PHARMACEUTICALS, INC.



By:  /s/ JOSEPH F.X. McGUIRL                 By: /s/ CARL BOBKOSKI
    --------------------------------            ------------------------------
        Joseph F.X. McGuirl                      Carl Bobkoski
        Executive Director, CVIP                 Executive Vice President

                                    EXHIBIT A

                               LIST OF UMMC CASES



                    U.S. PATENT APPLICATION SERIAL NO. [***]

                    U.S. PATENT APPLICATION SERIAL NO. [***]

                      ***Confidential Treatment Requested